Exhibit 99.1

Cabbacis Files Annual Report

April 11, 2025 6:45 AM Eastern Daylight Time

Niagara Falls, New York (BUSINESS WIRE) Cabbacis (OTCQB: CABI), a U.S. federally-licensed tobacco-product manufacturer focused on harm-reduction products being developed under the iBlend™ brand name, announced that it has filed its Annual Report yesterday on Form 1-K for the fiscal year ended December 31, 2024 with the U.S. Securities and Exchange Commission (the “SEC”).

The Company’s net loss from operations and net loss in 2024 were $956,464 and $915,886, respectively, as compared to $380,174 and $379,068 in 2023. Basic and diluted earnings per share (EPS) in 2024 were negative fifteen cents ($0.15), as compared to negative seven cents ($0.07) in 2023. As a development company, Cabbacis had no revenue in 2024. The Company’s Annual Report, which includes audited financial statements, can be accessed on the SEC’s website.

Joseph Pandolfino, CEO of Cabbacis stated, “The last year has been tremendously productive for our company as we continue to make significant progress in the development and testing of our products, including with our clinical trial of our iBlend™ reduced-nicotine cigarettes, which is more than halfway completed. We look forward to working with the FDA and international agencies to bring our products to market.”

About Cabbacis

Cabbacis is committed to developing and commercializing reduced-nicotine cigarettes and vaporizer pods. Both types of products in development are predominately tobacco and include hemp. The Company stands ready to also move forward with reduced-nicotine tobacco cigarettes (and little cigars) without hemp.

Reduced-nicotine cigarettes without hemp have been evaluated in dozens of independent studies and contain about 95 percent less nicotine than conventional cigarettes. Results demonstrate, as reviewed in Donny and White 2022, that subjects smoked fewer cigarettes per day, reduced their nicotine dependence and exposure, doubled their quit attempts, and/or increased their number of smoke-free days. The Company believes including hemp flower into reduced-nicotine cigarettes improves sensory characteristics and may potentially improve effectiveness due to the presence of non-THC cannabinoids.

The worldwide patent portfolio of Cabbacis LLC includes 34 issued patents and various pending patent applications across the United States, Europe, China, India, Japan, Indonesia, Russia, South Korea, Canada, Australia, New Zealand, Mexico, Brazil and other countries – where approximately two-thirds of the world’s smokers reside. Cabbacis holds 6 U.S. patents. Cabbacis LLC is a wholly-owned subsidiary of Cabbacis Inc.

To learn more about Cabbacis, please visit www.cabbacis.com.

Media Contact

Deborah Aguglia
support@cabbacis.com

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Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities law. All statements other than statements of historical or current facts made in this document are forward-looking. We identify forward-looking statements in this document by using words or phrases such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intend,” “likely,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” and similar words or phrases and their negatives. Forward-looking statements reflect our current expectations and are inherently uncertain. Actual outcomes or results could differ materially for a variety of reasons. Factors that could cause actual results to differ materially are described in “Risk Factors” in our Regulation A Offering Circular filed with the SEC and in our Annual Report on Form 1-K for the period ended December 31, 2024 filed with the SEC. We undertake no responsibility to publicly update or revise any forward-looking statement except as required by applicable law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.